Certain portions of this exhibit have been omitted pursuant to Rule 601(b)(10) of Regulation S-K. The omitted information is (i) not material and (ii) the type of information that the Company treats as private or confidential.
Exhibit 10.42

October 25, 2024

Mr. James D. Allison
Insperity Holdings, Inc.
EVP of Comprehensive Benefits Solutions and Chief Profitability Officer
19001 Crescent Springs Drive
Kingwood, TX 77339

Dear Jim:

For [ ] clients with Insperity “Client Service Agreement Effective Dates” between [ ], through [ ], UnitedHealthcare will [ ] for each [ ] covered for health insurance under UnitedHealthcare and Insperity’s Minimum Premium Financial Agreement and the Minimum Premium Administrative Services Agreement (the “[ ]”). To qualify, an [ ] member must be included on the [ ], UnitedHealthcare membership report to be considered eligible for the [ ].

The [ ] will be executed as a [ ] in the first or second quarter of 2025. The [ ] being offered is designed to help [ ] and is in addition to any prior [ ] provided for under the Minimum Premium Financial Agreement, amended and restated effective January 1, 2005, as amended, between the parties (the “MPFA”) or the Minimum Premium Administrative Services Agreement, amended and restated effective January 1, 2005, as amended, between the parties (the “MPASA” and, together with the MPFA, the “Minimum Premium Agreements”).
.
Insperity is to provide UHC with the requisite information between [ ], and [ ], on a [ ] basis to allow UHC to verify [ ] for [ ] members. For purposes of this [ ], [ ] members will be measured once by UHC, on [ ], 2025, for purposes of [ ].

UHC will "[ ] " the [ ] based on the [ ], 2025 [ ] of additional [ ] members if [ ] or [ ] compared to the [ ], 2025 measurement is [ ] members.

Insperity and UHC further agree that the [ ] contemplated herein is intended to be a [ ] event and shall in no way subsequently amend or modify the Minimum Premium Agreements (other than as expressly set forth in this letter). The parties also acknowledge and agree that the terms and conditions of this letter

Certain portions of this exhibit have been omitted pursuant to Rule 601(b)(10) of Regulation S-K. The omitted information is (i) not material and (ii) the type of information that the Company treats as private or confidential.
Exhibit 10.42

agreement, including the existence thereof, are subject to the provisions of Section 5(e) of the MPASA, relating to publicity of the arrangement.

If you agree with the terms of this Letter of Agreement, please sign below and return an executed copy to me via email to [ ].

Should you have any questions, please call me at ([ ]) [ ].

Best Regards /s/ Anthony R. Carr Anthony R. Carr National Vice President, UnitedHealthcare	AGREED TO AND ACCEPTED BY: /s/ James D. Allison Insperity Holdings, Inc. James D. Allison EVP of Comprehensive Benefits Solutions and Chief Profitability Officer Date: ___10/29/2024__________________